Exhibit 107

Calculation of Fling Fee Tables

Form S-3

(Form Type)

Palisade Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

	Newly Registered Securities

Fees to Be Paid:	Equity	Common Stock, $0.01 par value per share	457	(g)	3,627,623 (2)	$0.7313	$2,652,880.70	$0.00014760	$391.57

	Total Offering Amounts:								$391.57

	Net Fee Due:								$391.57

(1)	Represents the shares of Common Stock, $0.01 par value per share (the “Common Stock”) of Palisade Bio, Inc. (“Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Consists of 3,627,623 shares of Common Stock of the Registrant issuable upon the exercise of the February 2024 Warrants.
(3)	fee based on the exercise price per share of the February 2024 Warrants calculated in accordance with Rule 457(g).